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EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC
GWA MASTER FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GWA CAPITAL PARTNERS, LLC ANNOUNCES PROXY SOLICITATION AND NOMINATION OF DIRECTOR SLATE FOR EXAR CORPORATION

Pasadena, Calif., June 6, 2005 / PRNewswire / - - GWA Capital Partners, LLC today announced that its affiliates, GWA Investments, LLC and GWA Master Fund, LP (collectively “GWA”), have filed with the SEC an open letter to Exar Corporation’s shareholders (Nasdaq: EXAR) seeking support for GWA’s two nominees to the Exar Board – Guy W. Adams and Richard L. Leza, Sr. GWA is the beneficial owner of 250,000 shares of stock; more than the entire Exar Board of Directors owns combined.

In their letter to shareholders, GWA notes the following concerns with Exar:

• STAGGERING LOSS IN STOCK MARKET VALUE

Over the last 4 years, the weighted average market cap has declined by $912 million.

• LOSS OF SHAREHOLDERS’ EQUITY

Over the last 4 years, Adjusted Shareholders’ Equity has decreased by $31 million.

• DISREGARD FOR SHAREHOLDERS’ CONCERNS

The same day that a majority of shareholders voted against expanding an existing stock option plan in September 2000, the then-incumbent Board passed an even larger, similar plan without shareholder approval and granted nearly half of those options to the 5 highest paid executives.

• OPTION “REPRICING”

Despite a stated commitment to eliminate a repricing provision, the then-incumbent Directors subsequently used an exchange offering mechanism in September 2003 to re-issue options at a lower strike price, essentially accomplishing, in GWA’s view, the same economic result.

• LITTLE STOCK OWNERSHIP BY INDEPENDENT DIRECTORS

Of the 5 “independent” Board members, three own ZERO shares and two others only own a combined 6,400 shares.

• CHRONICALLY POOR OPERATING PERFORMANCE

Over the last 4 years, Management and the Board have overseen a 49% decline in sales and an operating income LOSS (excluding extraordinary items) of over $13.5 million.

• OPERATING PERFORMANCE AND COMPENSATION “DISCONNECT”

Despite the operating performance above, the Board has rewarded Chairman /CEO Donald Ciffone, Jr. and the next four highest paid executives with aggregate compensation totaling more than $15 million over the last 4 years.

The letter observes that over the past 4 years, the Board, (led by Mr. Donald L. Ciffone, Jr. as Chairman /CEO), has presided over the LOSS of more than $31 million in adjusted Shareholders’ Equity and a LOSS in market value of $912 million. During this same period, the Company has experienced a 49% DECLINE in sales and generated an operating income LOSS (excluding extraordinary items) of over $13.5 million. Nevertheless, the Board rewarded Chairman /CEO Ciffone and the next four highest paid executives with aggregate compensation totaling over $15 million for this same period. GWA concludes that, in its opinion, there is a “disconnect” between Exar’s operating performance and its Board’s compensation practices.

GWA believes it is imperative for shareholders to note that, over the 9 years that Messrs. Ciffone and Gregorian have been with the Company, (collectively holding the various positions of Chairman, CEO, President, Chief Operating Officer, and/or Chief Technology Officer), Shareholders’ Equity has grown predominantly from only three things:

1)	A “follow-on” stock offering at $40/ share – $260 million,
2)	Management and Directors exercising their stock options (and selling this stock in the open market) for $98 million, and
3)	Estimated after-tax interest income from idle cash of about $32 million.

Without these three items, it would appear that little (or no) value is being created from Management and the Board’s operation of the Company’s core business.

GWA also has a concern about the Board’s process of allocating capital, noting that there appears to be another “disconnect,” this time between capital allocated for R&D and the creation of operating income, sales, or shareholders’ equity. In the last 4 years alone, the Ciffone/Gregorian management team (with Board oversight and approval) has spent $88 million on R&D, resulting in operational losses of over $13.5 million, a decline in sales of over $55 million (-49%), and a loss of adjusted shareholder equity of $31 million. GWA believes Management and the Board have a responsibility to allocate capital through a careful process, such that shareholders will actually achieve a reasonable and timely return on their capital.

In its letter, GWA further states their opinion that Exar’s Corporate Governance practices are also lacking. They note that in their view, the Board has demonstrated a callous disregard for shareholder concerns by, among other things: approving an option plan despite a “NO” vote by a majority of shareholders, repricing options despite a stated commitment not to do so, extending the poison pill for an additional 10 years, granting options shortly before major announcements, and excessively using options.

GWA concludes that something needs to be done immediately to bring independent representation to the Board of Exar, in order to instill greater accountability in Management and create value for shareholders. GWA believes the election of new directors, with a significant equity stake in the Company, is particularly critical right now to ensure that the failed policies of the past are not perpetuated in Exar’s future operations.

To that end, GWA is nominating two candidates, Guy W. Adams and Richard L. Leza, Sr., who have the business and investment experience necessary to properly and independently represent Exar shareholders.

From the date GWA publicly filed their preliminary proxy on April 13, 2005, Exar’s stock price has appreciated by 16.8% through May 31, 2005. Interestingly, during this same time period, Exar Management and Directors have cashed out over $1.9 million in stock options. GWA believes this is a good indication of who is more closely aligned with shareholder interests.

The complete letter to shareholders, with supporting discussion and details, was filed with the SEC as Additional Definitive Proxy Materials on June 6, 2005. It can be found on the SEC’s website at www.sec.gov.

GWA Capital Partners, LLC, founded by Guy W. Adams, is a deep-value, “catalyst” investor in under-valued companies. The firm invests its capital with the intention of working with shareholders to effect a change in operations, and otherwise influence management, in order to increase shareholder value.

For additional information, questions or comments, please call Guy W. Adams, Managing Member, at (626) 486-0350 or email gwacap@yahoo.com.

SOURCE: GWA Capital Partners, LLC

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